SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                        AMENDMENT NO. 1 TO SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                            BA Merchant Services Inc.
          ------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
          ------------------------------------------------------------
                         (Title of Class of Securities)

                                    055239107
          ------------------------------------------------------------
                                 (CUSIP NUMBER)

                        Milton Arbitrage Partners, L.L.C.
                                165 Mason Street
                          Greenwich, Connecticut 06830

                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                               - with copies to -

                           Michael G. Tannenbaum, Esq.
                 Tannenbaum Helpern Syracuse & Hirschtritt LLP
                          900 Third Avenue - 13th Floor
                            New York, New York 10022
                                 (212) 508-6700

                                December 31, 1999
                          (Date of event which requires
                            filing of this statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          |_|  Rule 13d-1-(b)

          |X|  Rule 13d-1-(c)

          |_|  Rule 13d-1-(d)

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                                        Page 1 of 6 Pages

CUSIP No. 055239107

1.       Names of Reporting Persons

I.R.S. Identification Nos. of Above Persons (entities only)

Milton Arbitrage Partners, L.L.C.    061519218

2.       Check the Appropriate Box if a Member of a Group (See Instructions)

         a.       |_|

         b.       |_|

3.       SEC Use Only

4.       Citizenship or Place of Organization:  Delaware

Number of Shares    5.  Sole Voting Power               0

  Beneficially
  Owned by          6.  Shared Voting Power             0
  Each
  Reporting         7.  Sole Dispositive Power          0
  Person
  With              8.  Shared Dispositive Power        0

9.  Aggregate Amount Beneficially Owned by Each Reporting Person         0

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
11. (See Instructions)

12.      Percent of Class Represented by Amount in Row 9      0% of Common Stock
13.      Type of Reporting Person (See Instructions)  IA


                                        Page 2 of 6 Pages

CUSIP No. 055239107

Item 1(a)         Name of Issuer:

BA Merchant Services Inc. ("BA")

Item 1(b)         Address of Issuer:

One South Van Ness Avenue
San Francisco, California 94103

Item 2(a)         Name of Person Filing:

Milton Arbitrage Partners, L.L.C. ("Milton")

Item 2(b)         Address of Principal Business Office or, if none, Residence:

165 Mason Street
Greenwich, Connecticut 06830

Item 2(c)         Citizenship:

Delaware

Item 2(d)         Title of Class of Securities:

Common Stock

Item 2(e)         CUSIP Number:

055239107

Item 3 If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or 13d-2(c) promulgated under the Securities Exchange Act of 1934, check whether the filing person is a:


                                                 Page 3 of 6 Pages

CUSIP No. 055239107


a.       |_|      Broker or dealer registered under Section 15 of the Act,
b.       |_|      Bank as defined in Section 3(a)(6) of the Act,
c.       |_|      Insurance Company as defined in Section 3(a)(19) of the Act,
d.       |_|      Investment Company registered under Section 8 of the
                  Investment Company Act,
e.       |_|      Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E),
f.       |_|      Employee Benefit Plan, or Endowment Fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F),
g.       |_|      Parent Holding Company or Control Person, in accordance with
                  Rule 13d-1(b)(ii)(G); (Note:  see Item 7)
h.       |_|      A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act (12 U.S.C. 1813);
i.       |_|      A church plan that is excluded from the definition of an
                  investment company under section 3(c)(14) of the Investment
                  Company Act of 1940;
j.       |_|      Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                  If this statement is filed pursuant to ss.240.13d-1(c), check this box |X|.

Item 4   Ownership:

         (a)      Amount Beneficially Owned:

                        0

         (b)      Percent of Class:  0%

         (c)      Number of shares as to which such person has:

                  (i)  sole power to vote or to direct the vote:

                       0

                  (ii) shared power to vote or direct the vote:

                       0

                                                 Page 4 of 6 Pages

CUSIP No. 055239107

                  (iii) sole power to dispose or to direct the disposition of:

                        0

                  (iv)  shared power to dispose or direct the disposition of:

                        0

Item 5    Ownership of Five Percent or Less of a Class:

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|

Item 6    Ownership of More than Five Percent on Behalf of Another Person:

          Not applicable

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company:

          Not applicable

Item 8    Identification and Classification of Members of the Group:

          Not applicable

Item 9    Notice of Dissolution of Group:

          Not applicable

Item 10   Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the insurer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                                 Page 5 of 6 Pages

CUSIP No. 055239107


Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


January 12, 2000
------------------------------------------------------------------------------
Date


/s/  James E. Buck
-------------------------------------------------------------------------------
Signature


James E. Buck, II, Managing Member
-------------------------------------------------------------------------------
Name/Title




                                                 Page 6 of 6 Pages